As filed with the Securities and Exchange Commission on January 19, 2006.
Registration No. 333-110560

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DISCOVER CARD MASTER TRUST I

(Exact name of registrant)
(Issuer with respect to the certificates)

DISCOVER BANK

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	51-0020270 (IRS Employer Identification Number)

12 Read’s Way, New Castle, Delaware 19720

(302) 323-7184
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Discover Bank

12 Read’s Way, New Castle, Delaware 19720
Attention: Michael F. Rickert
(302) 323-7434
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

MICHAEL D. LEVIN, Esq. ELLEN L. MARKS, Esq. Latham & Watkins LLP Sears Tower, Suite 5800 Chicago, Illinois 60606 (312) 876-7700 Counsel to Registrants	RICHARD M. SCHETMAN, Esq. Cadwalader, Wickersham & Taft LLP 100 Maiden Lane New York, New York 10038 (212) 504-6000 Counsel to Underwriters

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number for the earlier effective registration statement for the same offering. ☐

    If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

    If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

EXPLANATORY NOTE

      This Post-Effective Amendment No. 1 to the Registration Statement is being filed to amend and restate the Undertakings included in Part II, Item 17 of the Registration Statement, in contemplation of the Undertakings required under (i) Regulation AB on and after the related compliance date and (ii) the Securities Offering Reform. In addition, this Post-Effective Amendment No. 1 includes a prospectus supplement that (i) updates the Prospectus relating to offerings of securities registered under the Registration Statement and (ii) relates to offerings of such securities with an initial bona fide offer after December 31, 2005, in contemplation of the requirements of Rule 312(a)(1) of Regulation S-T.

PROSPECTUS SUPPLEMENT
(to Prospectus dated October 6, 2005)

Discover Card Master Trust I

Issuer

Credit Card Pass-Through Certificates

Discover Bank

Master Servicer, Servicer and Seller

      The discussion under the caption “Where You Can Find More Information” in the prospectus dated October 6, 2005, is hereby updated to include the following additional language:

At such time as may be required under relevant SEC rules and regulations, we may provide static pool information in response to Item 1105 of Regulation AB through an Internet Web site. If we determine to do so, the prospectus supplement accompanying this prospectus will disclose the specific Internet address where the information is posted.

January 19, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 17.  Undertakings

      Each undersigned Registrant hereby undertakes as follows:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i),(a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by each Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(B) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If any Registrant is relying on Rule 430B:

(A) Each prospectus filed by such Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of any Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

Each undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of any undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of any undersigned Registrant or used or referred to by any undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about any undersigned Registrant or its securities provided by or on behalf of each such undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by any undersigned Registrant to the purchaser.

(b) Each undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of each such Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each such Registrant pursuant to the foregoing provisions, or otherwise, each such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each such Registrant of expenses incurred or paid by a director, officer or controlling person of each such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

(e) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Each undersigned Registrant hereby undertakes that, except as otherwise provided by Item 1105 of Regulation AB, information provided in response to that Item pursuant to Rule 312 of Regulation S-T through the specified Internet address in the prospectus is deemed to be a part of the prospectus included in the registration statement. In addition, each undersigned Registrant hereby undertakes to provide to any person without charge, upon request, a copy of the information provided in response to Item 1105 of Regulation AB pursuant to Rule 312 of Regulation S-T through the specified Internet address as of the date of the prospectus included in the registration statement if a subsequent update or change is made to the information.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Castle, County of New Castle, State of Delaware, on January 19, 2006.

DISCOVER BANK,
as originator of the Trust

(Registrant)

By	/s/ Michael F. Rickert

Michael F. Rickert

Vice President, Chief Accounting Officer,
Treasurer and Assistant Secretary

DISCOVER CARD MASTER TRUST I,

(Registrant)

By: Discover Bank,
as Master Servicer

By	/s/ Michael F. Rickert

Michael F. Rickert

Vice President, Chief Accounting Officer,
Treasurer and Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

DAVID W. NELMS*	Chairman, Investment Officer and Loan Officer (Principal Executive Officer)

MICHAEL F. RICKERT*	Vice President, Chief Accounting Officer, Treasurer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)
MARGARET J. BELLOCK*	Director

ALEXANDER C. FRANK*	Director

FRANK K. REILLY*	Director

KATHY M. ROBERTS*	Director

JOSEPH A. YOB*	Director

*By /s/ Michael F. Rickert individually and as Attorney-in-fact

       Michael F. Rickert

January 19, 2006